AGREEMENT

      THIS AGREEMENT is made and entered into this 16th day of July, 1996, but effective on July 31, 1996, by and between F.H. Smith (Employee) and Patina Oil & Gas Corporation ("Patina or the Company").

                                    RECITALS

1.    Employee is employed by Patina as a Vice President of Operations.

2. Employee's employment with Patina commenced on May 2, 1996 as a result of the closing of the transactions contemplated by an amended and restated Agreement and Plan of Merger dated as of January 16, 1996 and amended and restated as of March 20, 1996 by and among Snyder Oil Corporation, Patina Oil & Gas Corporation, Patina Merger Corporation and Gerrity Oil & Gas Corporation (the "Merger").

3. As a result of the Merger, Patina determined that certain positions held by former Snyder Oil Corporation employees and former Gerrity Oil & Gas employees were no longer necessary and certain employees were laid off as a result of the Merger. Employee's position initially was not one identified as being no longer necessary as a consequence of the Merger.

4. While Employee's position was not initially identified as one to be eliminated as a result of the Merger, it has now been identified as being duplicative and no longer necessary for the ongoing operations of Patina.

5. As a result, Employee and Patina have agreed to enter into this Agreement pursuant to which Employee is being laid off as a direct consequence of the Merger.

                                    AGREEMENT

      In consideration of a payment by Patina to Employee of the amounts set forth herein, and in further consideration of the mutual covenants, conditions and stipulations set forth in this Agreement, Employee and Patina agree, effective as provided in paragraph 7 as follows:

1. Employee's employment with Patina will terminate effective 5:00 p.m., Mountain Daylight Time, July 31, 1996. On July 31, 1996, Employee will be paid his regular salary for July 1996, subject to normal and standard deductions for FICA, Medicare, tax, state and federal taxes, all as applicable. In addition, Employee will be paid the sum of $75,000 (subject to applicable withholdings and deductions, if any) as a severance allowance. In addition, as of July 31, 1996, Employee will have accrued 20.75 days of vacation for which he will be paid. Employee may purchase from Patina, the Company vehicle he currently is utilizing for Company business if Patina and Employee agree on a purchase price on or before July 25, 1996. If Employee purchases the vehicle, the purchase price for the vehicle will be deducted from Employee's severance allowance and accrued vacation payment. If Employee purchases the vehicle, clear title to the vehicle will be delivered to Employee on July 31, 1996.

2. In consideration of the foregoing, Employee hereby knowingly and voluntarily, fully and finally releases, acquits, and forever discharges Patina, Gerrity Oil & Gas Corporation and SOCO Wattenberg Corporation and any affiliates and their past and present officers, directors, (in their capacity as officers and directors), stockholders, partners, trustees, beneficiaries, managers, employees, attorneys, agents, successors or assigns (collectively, the "Company and Related Release Parties"), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, whether known or unknown, that he had, now has, or may after claim to have against the Company and Related Release Parties arising out of or relating in any way to Employee's relationship with Patina and/or its subsidiaries as an officer, director, employee, or in any other capacity, except those arising out of this Agreement and Rights to Indemnification under the Patina Certificate of Incorporation, By-Laws and Delaware law and directors and officers insurance as currently in effect. This Release expressly extends to, without limiting the generality of the foregoing, any claims arising under Title VII of the Civil Rights Act of 1964 as amended, Age Discrimination and Employment Act, as amended, the United States Constitution, any State Constitutions and any other federal, state or local statute, regulation or ordinance governing the employment relationship.

5. It is expressly understood and agreed that there are no claims or provisions or liabilities other than those set forth or otherwise referenced in this Agreement and with respect to the Agreement, Employee covenants and agrees that he shall forever refrain from initiating, prosecuting, maintaining or pressing any action, suit or claim in any jurisdiction against the Company and Related Release Parties based upon the termination of his employment as a result of the Merger or holding of any office with the Company and Related Release Parties or any of their subsidiaries prior to the effective date hereof.

6. Employee represents and warrants that there has been no assignment or other transfer of any interest in any claim he may have against the Company and Related Release Parties, or any of them, and Employee agrees to indemnify and hold harmless the Company and Related Release of Parties and each of them from any liability, claims, demands, damages, costs, expenses and attorneys fees incurred by any such Company and Released Parties, or any of them, as a result of any such assignment or transfer.

7. Employee represents and acknowledges that he is aware that he has the right to review this Agreement, and specifically, the provisions regarding the release, with legal counsel of his choice prior to signing the Agreement and that he has done so. Employee further represents and acknowledges that he is aware that he has a 21 day period within which to consider the provisions of this Agreement, although he may sign and return such Agreement sooner, that he has the right to revoke the Agreement for a period of seven days after signing it, and that the Agreement shall not be effective or enforceable until such seven day revocation expires without revocation.

8. Employee represents that this Agreement has been carefully read by him and that he knows and understands the contents hereof. Employee has received independent legal advise from attorneys of his choice with respect to the preparation, review and advisability of executing this Agreement. Employee further represents and acknowledges that he has freely and voluntarily executed this Agreement after independent investigation and without fraud, duress or undue influence and that in executing this Agreement he has not relied on any representations or statement not set forth herein with regard to the subject matter, basis, or effect of this Agreement or otherwise.

9. This Agreement will be governed by and construed in force under the laws of the State of Colorado without regard to its conflict of laws rules.

10. While the provisions contained in this Agreement are considered by the parties to be reasonable in all circumstances, it is recognized that provisions of the nature in question may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be judged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of Patina, but would be valid if any particular provision or provisions were deleted or restricted or limited in any particular manner or if the period thereof were reduced or curtailed, then such provisions shall apply with such deletion, restriction, limitation, reduction, curtailment or modification as may be necessary to make them valid and effective.

11. This Agreement constitutes the entire Agreement relating to the matters set forth herein between the parties who have executed and supersedes any and all other Agreements, understandings, negotiations, or discussions either oral or in writing express or implied, between the parties to this Agreement. The parties to this Agreement each acknowledge, except as otherwise set forth herein, that no representations, inducements, promises, agreements or warranties, or otherwise have been made by them or anyone acting on their behalf, which are not embodied to this Agreement, that they have not executed this Agreement in reliance on any such representation, inducement, promise, agreement or warranty and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including but not limited to, any purported supplements, modifications, waivers or terminations of this Agreement shall be valid or binding, unless executed in writing by all the parties to this Agreement.

12. Employee agrees that he will not make any disparaging comments or remarks specifically directed at Patina, Gerrity Oil & Gas Corporation, SOCO Wattenberg Corporation, Snyder Oil Corporation or any affiliated party or any officer or director thereof.

13. As further consideration of this Agreement, Patina and Employee hereby agree and acknowledge that certain Stock Option Agreement dated May 3, 1996 is hereby terminated and the same has no further force or effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first set forth above, effective, for all purposes, at 5:00 p.m. Mountain Time, July 31, 1996.

                               PATINA OIL & GAS CORPORATION

                               By:  /s/Brian J. Cree
                                    Brian J. Cree
                                    Executive Vice President and
                                    Chief Operating Officer

                                    EMPLOYEE

                                 /s/ F.H. Smith
                               By:  F. H. Smith

Subscribed and sworn to before me this ____ day of July, 1996.

WITNESS my hand and official seal.

My commission expires:

[SEAL]                         ______________________________
                               Notary Public